                                                                   Exhibit 99.01

WATERCHEF PROJECTS RECEIVE UNITED NATIONS CERTIFICATION

GLEN HEAD, N.Y.--Sept. 22, 2004--David A. Conway, President and Chief Executive
Officer, WaterChef, Inc. announced today that WaterChef's application for certification and consultative status with the International Multiracial Shared
Cultural Organization (IMSCO), an NGO Specialized with the Economic and Social
Council of the United Nations, has been granted in accordance with Article 2.
(e) of the IMSCO Constitution and in compliance with the relevant provisions of the United Nations Charter regarding appropriate relations with United Nations non-governmental organizations (NGOs).

As a consequence of this approval, WaterChef has received official United
Nations certification for its proposals to deploy the PureSafe Water Station to alleviate drinking water problems in Bangladesh and Honduras. Application has been made to humanitarian funding sources for the funds needed for the successful execution of these projects, and though UN certification was required for the application process, to date there has been no commitment for funding from any funding source.

The PureSafe Water Station is a self-contained, six-stage water purification system that produces up to 15,000 gallons of clean, healthy water per day from any source. The PureSafe destroys all living pathogens and handles a broad range of organic and inorganic water contaminants, producing pure water for less than half a penny per gallon. In addition to the core version of the PureSafe Water
Station, WaterChef also markets versions of the PureSafe that provide up to
125,000 gallons per day, and units for ocean water desalination, heavy metals removal and the remediation of arsenic contaminated water.

WaterChef, Inc. (OTCBB: WTER) has been in business since 1993 and designs and markets the PureSafe family of products. The Company is headquartered in Glen
Head, New York and manufactures the PureSafe in Bohemia, New York. To learn more about the Company and its products, please visit our website
HTTP://WWW.WATERCHEF.NET.

From time to time, information provided by the Company (including but not limited to this release), statements made by its employees or information included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward -looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the
Securities Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. The
Company's results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed from time to time in the Company's Securities and
Exchange Commission reports including, without limitation, its Form 1-KSB and
Forms 10-QSB.

WaterChef, Inc.
David Conway
Voice: (516) 656-0059
Fax:  (516) 656-9095
E-Mail:  info@waterchef.net
Web Site: WWW.WATERCHEF.NET